[ ]

DELAWARE LIFE INSURANCE COMPANY

[Service Address

P.O. Box 758581

Topeka, KS 66675-8581

1-877-253-2323

www.delawarelife.com]

The Company will pay an annuity commencing on the Annuity Income Date by applying the Contract Value in accordance with the settlement provisions.

This contract, including Riders and Endorsements, is the entire contract.

If an Owner dies while this contract is in force and during the Accumulation Phase, the Company will pay a death benefit to the Beneficiary upon receipt of Due Proof of Death of the Owner.

All payments will be made to the persons and in the manner set forth in this contract.

Signed for Delaware Life Insurance Company effective as of the Issue Date at its office in [Waltham, MA].

[ ] [Michael S. Bloom] Secretary	[ ] [Daniel J. Towriss] President

Flexible Payment Individual Deferred Variable Annuity Contract

Nonparticipating

THIS CONTRACT CONTAINS CONDITIONS UNDER WHICH WITHDRAWAL CHARGES MAY BE WAIVED.

ALL PAYMENTS AND VALUES BASED ON THE VARIABLE ACCOUNT ARE VARIABLE, ARE NOT GUARANTEED AS TO DOLLAR AMOUNT, AND WILL INCREASE OR DECREASE WITH THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT.

RIGHT TO EXAMINE CONTRACT. Please read this contract. If you are not satisfied with it, you may return it by delivering or mailing it to the Service Address indicated above or to the agent through whom you purchased this contract within 10 days after its receipt (30 days if replacement or any longer period as may be required by applicable law). Immediately upon our receipt of this contract, we will deem it void as though it had never been issued. We will refund to you an amount equal to the Contract Value at the end of the Valuation Period in which we receive this contract, plus any amount deducted from your Purchase Payments.

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Contract Specifications and Additional Benefit Specification Pages will be placed here.

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2. DEFINITIONS

References in this contract to “receipt”, “receives”, or “received” by the Company mean receipt in good order at our Service Address shown on the cover page of this contract, or at such other location (and by any such means) we identify as acceptable to us.

Accumulation Phase: The period before the Annuity Income Date while this contract is in force.

Annuitant: The natural person(s) with the right to receive annuity payments on or after the Annuity Income Date and on whose life or lives annuity payments involving life contingencies are based.

Annuity Income Date: The date on which the first annuity payment is to be made.

Annuity Payment Option: A payment option described under the Settlement section of this contract or subsequently made available by the Company.

Beneficiary: During the Accumulation Phase, the Beneficiary is the person or entity having the right to receive the death benefit set forth in this contract and who, in the event of an Owner’s death, is the “designated Beneficiary” for purposes of Section 72(s) of the Code. After the Annuity Income Date, the Beneficiary is the person or entity having the right to receive the remaining payments, if any, under the Annuity Option elected, following the death of the Annuitant.

Business Day: Any day the New York Stock Exchange (NYSE) is open for regular trading and that is a day on which we process financial transactions and requests.

Code: The Internal Revenue Code of 1986, as amended.

Company (“we”, “us”, “our”): Delaware Life Insurance Company.

Contract Anniversary: The same date in each succeeding year that corresponds to the Issue Date. If your contract is issued on February 29th, your Contract Anniversary will be March 1st of each subsequent year.

Contract Value: During the Accumulation Phase the Contract Value for any Valuation Period is equal to the variable accumulation value, if any, plus the fixed accumulation value, if any, for that Valuation Period.

Contract Year: A period of 365 days (366 days if a leap year) first measured from the Issue Date.

Death Benefit Date: The date on which the Company receives Due Proof of Death. If there are multiple Beneficiaries, the Death Benefit Date will be the first date on which we receive Due Proof of Death from at least one Beneficiary.

Due Proof of Death: An original or an originally certified copy of an official death certificate, or an original certified copy of a decree of a court of competent jurisdiction as to the finding of death, and, in respect of each Beneficiary, our claim form, properly completed, and any other information or documents required to make a death benefit payment.

Fixed Account: A fixed account is part of the Company’s General Account, which consists of all the Company’s assets other than those allocated to a separate account of the Company.

Fund: An open-end management investment company or series or portfolio thereof, sometimes called a “mutual fund”, registered under the Investment Company Act of 1940. Each Subaccount invests in shares of a Fund.

Guarantee Amount: Any portion of a fixed accumulation value allocated to a particular Guarantee Period with a particular Renewal Date (including interest earned thereon).

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Guarantee Period: The period for which a Guaranteed Interest Rate is credited. Each year in a Guarantee Period is 365 days (366 days if a leap year), first measured from the date of the allocation to the Guarantee Period.

Guaranteed Interest Rate: The rate of interest credited by the Company on a compound annual basis during any Guarantee Period.

Income Phase: The period that begins on the Annuity Income Date and during which annuity payments are made.

Investment Option: Any of the Subaccounts of the Variable Account or Fixed Account options, if any, made available for allocation under this contract.

Issue Date: The date on which this contract becomes effective as shown in the Contract Specifications.

Issue State: The state or jurisdiction in which the application for this contract is signed.

Maximum Annuity Income Date: The first day of the month following the anniversary subsequent to the youngest Annuitant’s 100th birthday, unless otherwise restricted, in the case of a Qualified Contract, by the particular retirement plan or by applicable law.

Net Investment Factor: A formula applied by the Company to reflect the investment performance of a Subaccount from one Valuation Period to the next and through which the Asset Charge is assessed.

Non-Qualified Contract: A contract that does not receive favorable federal income tax treatment under Sections 401, 403, 408, 408A or 457 of the Code. The Owner’s interest in the contract must be owned by a natural person or agent for a natural person for a Non-Qualified Contract to receive favorable income tax treatment as an annuity.

Owner (“you”, “your”): The person(s) or entity entitled to the ownership rights stated in this contract.

Purchase Payment: The amount paid to the Company as consideration for the benefits provided by this contract.

Qualified Contract: A contract used in connection with a retirement plan that qualifies for favorable tax treatment under Sections 401, 403, 408, 408A, or 457 of the Code.

Renewal Date: The last day of a Guarantee Period.

RMD Amount - The required minimum distribution amount, if any, that is required to be distributed with respect to the Contract Value of a Qualified Contract for the current calendar year under Section 401(a)(9) of the Code or other provisions of federal tax law.

Service Address: The address to which all correspondence concerning your contract should be sent. The Service Address is shown on the cover page of this contract.

Subaccount: A division of the Variable Account, each of which invests in shares of a single Fund.

Surrender Value: The Contract Value less any Annual Contract Fee and any Withdrawal Charges.

Valuation Period: Begins at the close of regular trading on the NYSE each Business Day and ends at the close of such trading on the next Business Day.

Variable Account: A separate account of the Company, shown in the Contract Specifications, consisting of assets set aside by the Company the investment performance of which is kept separate from that of the general assets of the Company, and which is not chargeable with liabilities arising out of any other business of the Company.

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Variable Accumulation Unit: A unit of measure, for each subaccount, that is used to calculate the portion of your Contract Value allocated to each Subaccount in the Variable Account during the Accumulation Phase.

Withdrawal Charges: The charges set forth in the Contract Specifications which will be applied in the event that you make a partial withdrawal or surrender your contract during the period when Withdrawal Charges apply. Withdrawal Charges do not apply to any Free Withdrawal Amount or in any case where Withdrawal Charges are waived under the terms specified in this contract.

3. FIXED AND VARIABLE ACCOUNTS

Fixed Account

The Fixed Account is part of the Company’s General Account, which consists of all assets of the Company other than those allocated to a separate account of the Company. Purchase Payments allocated to a Guarantee Period will be held in the Fixed Account.

Variable Account and Subaccounts

The portion of the Contract Value allocated to the Variable Account during the Accumulation Phase under this contract is held in the Company’s Variable Account. The Company has registered the Variable Account as a unit investment trust under the Investment Company Act of 1940. That portion of the assets of the Variable Account equal to the reserves and other contract liabilities with respect to the Variable Account are not chargeable with liabilities arising out of any other business the Company may conduct. Income, gains and losses, whether or not realized, from assets allocated to the Variable Account shall be credited to or charged against such account without regard to other income, gains or losses of the Company.

The assets of the Variable Account are divided into Subaccounts. Each Subaccount invests exclusively in shares of a Fund. The values of the Variable Accumulation Units reflect the investment performance of the Subaccounts.

Ownership of Assets

The Company shall have exclusive and absolute ownership and control of its assets, including all assets of the Variable Account. The Company reserves the right to transfer that portion of the assets of the Variable Account, in excess of the reserves and other contract liabilities with respect to the Variable Account, to another Variable Account or to the Company’s General Account.

Investments of the Subaccounts

All amounts allocated to a Subaccount of the Variable Account will be used to purchase shares of a Fund. Any and all distributions made by a Fund with respect to shares held by a Subaccount will be reinvested to purchase additional shares of that Fund at net asset value. Each Subaccount will be fully invested in Fund shares at all times. Subaccounts may be subsequently added or deleted.

4. PURCHASE PAYMENTS

Payments

All Purchase Payments must be paid to the Company at its Service Address. The amount of the initial Purchase Payment is shown in the Contract Specifications. Each subsequent Purchase Payment must be at least the Minimum Subsequent Purchase Payment amount shown in the Contract Specifications. In addition, prior approval of the Company is required before it will accept a Purchase Payment that would cause the total Purchase Payments to exceed the Maximum Purchase Payments amount shown in the Contract Specifications.

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The Company reserves the right not to accept any Purchase Payment. The Company will not allow any subsequent Purchase Payments after any Owner or Annuitant attains the Maximum Age for Subsequent Purchase Payments shown in the Contract Specifications.

Allocation of Purchase Payments

The Company allocates each Purchase Payment among the Investment Options according to the allocation instructions we receive at the time of application, or as later changed by the Owner.

The allocation of the initial Purchase Payment is shown in the Contract Specifications. The Owner may change the allocation for subsequent Purchase Payments by providing the Company with new allocation instructions in accordance with the Company’s procedures then in effect. The Owner may provide such new instructions directly or through an authorized third party, subject to the Company’s approval, and subject to adherence to such Company procedures as may be adopted from time to time. Any new instructions will take effect with the first Purchase Payment received with or after the Company’s receipt of such new instructions and will continue in effect until subsequently changed.

5. CONTRACT VALUES DURING ACCUMULATION PHASE

Contract Value

The Contract Value for any Valuation Period is equal to the variable accumulation value, if any, plus the fixed accumulation value, if any, for that Valuation Period.

Variable Account

Crediting Variable Accumulation Units

Any allocations to a Subaccount or Subaccounts (including Purchase Payments and transfers) will result in the purchase of Variable Accumulation Units. The number of Variable Accumulation Units that the Company credits to each Subaccount is determined by dividing the dollar amount allocated to that Subaccount by the Subaccount’s Variable Accumulation Unit value as calculated at the end of the Valuation Period when the allocation is effected.

Deducting Variable Accumulation Units

Any deductions from a Subaccount (including surrenders, partial withdrawals, death benefit payments, transfers, and fee deductions), will result in the cancellation of Variable Accumulation Units with a variable accumulation value equal to the total amount by which the Subaccount is reduced. The number of cancelled units will be determined by dividing the dollar amount deducted from that Subaccount by the Subaccount’s Variable Accumulation Unit value as calculated at the end of the Valuation Period when the deduction is effected.

Variable Accumulation Unit Value

The Company determines the Variable Accumulation Unit value for each Subaccount for any Valuation Period by multiplying the Variable Accumulation Unit value for that Subaccount for the immediately preceding Valuation Period by the Net Investment Factor for that Subaccount for such subsequent Valuation Period. The Variable Accumulation Unit value for each Subaccount for any Valuation Period is the value determined as of the end of that Valuation Period and may increase, decrease or remain constant from Valuation Period to Valuation Period in accordance with the calculation of the Net Investment Factor described below.

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Variable Accumulation Value

The variable accumulation value, if any, for any Valuation Period is equal to the sum of the values of all the Variable Accumulation Units credited to the contract. The variable accumulation value is determined by multiplying the number of Variable Accumulation Units credited to the contract for each Subaccount by the Variable Accumulation Unit value of that Subaccount for the relevant Valuation Period, and then adding the values so determined for each Subaccount that holds an allocation under the contract.

Net Investment Factor

At the end of each Valuation Period, the Net Investment Factor is applied to the last previously calculated Variable Accumulation Unit value to: (i) reflect the investment performance of the Fund shares held by the Subaccount from one Valuation Period to the next; and (ii) deduct the applicable Asset Charge from the Subaccount for the Valuation Period. The Net Investment Factor may be greater than, less than, or equal to one; therefore, the Variable Accumulation Unit value may increase, decrease or remain unchanged.

For each Subaccount, the Net Investment Factor is determined by: (1) calculating a net investment factor for one share of the Fund held by that Subaccount; and then (2) multiplying the per share net investment factor by the number of Fund shares attributable to one Variable Accumulation Unit of the Subaccount. The net investment factor per Fund share for any Valuation Period is determined by dividing (a) by (b) and then subtracting (c) from the result where:

(a) is the net result of:

1.	the net asset value of a Fund share held in the Subaccount determined as of the end of the current Valuation Period, plus

2.	the per share amount of any dividend or other distribution declared by the Fund on the shares held in the Subaccount if the ex-dividend date occurs during the Valuation Period, plus or minus

3.	a per share credit or charge with respect to any taxes paid or reserved for by the Company during the Valuation Period which are determined by the Company to be attributable to the operation of the Subaccount.

(b) is the net asset value of a Fund share held in the Subaccount determined as of the end of the preceding Valuation Period, and

(c) is the Asset Charge factor that the Company determines for the Valuation Period.

The Asset Charge factor for any Valuation Period is equal to the daily Asset Charge factor multiplied by the number of 24-hour periods in the Valuation Period. The Company will determine the daily Asset Charge factor based upon the Total Annual Asset Charge shown in the Contract Specifications.

Fixed Account

Guarantee Periods

The Owner may allocate any portion of a Purchase Payment or transfer Contract Value to one or more Guarantee Period(s) from among those made available by the Company, if any, provided each allocation is at least equal to the Minimum Guarantee Amount shown in the Contract Specifications. The Guarantee Period(s) elected will determine the Guaranteed Interest Rate(s). An amount allocated to a Guarantee Period less amounts subsequently withdrawn will earn interest daily based on the Guaranteed Interest Rate in effect during the Guarantee Period. Guarantee Periods begin on the date a Purchase Payment is applied or, in the case of a transfer, the date we receive your transfer request. Subsequent Guarantee Periods begin on the first day following the Renewal Date.

Guarantee Amounts allocated to Guarantee Periods of the same duration may have different Renewal Dates based on the date on which the allocation is effected.

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Prior to the Renewal Date of each Guarantee Amount, the Company will provide you with notice of the upcoming expiration of the Guarantee Period. Unless you instruct us otherwise, a one-year Guarantee Period will commence automatically at the end of the previous Guarantee Period. If a one-year Guarantee Period is not available on the Renewal Date, the Guarantee Amount will be transferred automatically to a money market Subaccount. To avoid an automatic renewal or transfer on the Renewal Date, the Owner must elect, in writing prior to the Renewal Date, a different Guarantee Period from among those that the Company offers at such time, or provide written instructions to transfer all or a portion of the Guarantee Amount to one or more Subaccounts in accordance with the Transfer Privilege section. Each new Guarantee Amount must be at least the Minimum Guarantee Amount shown in the Contract Specifications unless it is equal to the entire Guarantee Amount being renewed.

The Company reserves the right not to make any Guarantee Periods available.

Guaranteed Interest Rates

The Company will periodically establish an applicable Guaranteed Interest Rate for each Guarantee Period that it offers. The Company will guarantee these rates for the duration of the respective Guarantee Periods.

No Guaranteed Interest Rate will be less than the Minimum Guaranteed Interest Rate shown in the Contract Specifications.

Fixed Accumulation Value

The fixed accumulation value, if any, of a contract for any Valuation Period is equal to the sum of the values of all Guarantee Amounts credited to the contract for such Valuation Period.

6. TRANSFER PRIVILEGE

Subject to the Company’s rules as they may exist from time to time and to any restrictions that may be imposed by the Funds, the Owner may transfer all or part of the Contract Value among the Investment Options at any time during the Accumulation Phase. Except as described below, a transfer will be effected at the end of the Valuation Period during which the Company receives the transfer request.

Transfers will be subject to the following conditions:

1.	No more than the Maximum Number of Transfers Per Contract Year shown in the Contract Specifications may be made in any Contract Year, and

2.	At least 6 days must elapse between transfers.

The Company may waive any of these restrictions at its discretion.

Transfers involving Variable Accumulation Units shall also be subject to such terms and conditions as the Funds may impose.

The Company reserves the right to impose additional administrative restrictions on third parties that engage in transfers of Contract Value on behalf of multiple Owners at one time.

When funds are transferred from Guarantee Periods, the Contract Value associated with the oldest Guarantee Amount is considered to be transferred first. If the amount transferred exceeds the oldest Guarantee Amount, the next oldest Guarantee Amount is considered to be transferred next, and so on until the most recent Guarantee Amount is transferred.

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The Company reserves the right to impose a charge for each transfer not to exceed the Maximum Transfer Fee shown in the Contract Specifications. Any such fee will be deducted from the amount being transferred.

7. ANNUAL CONTRACT FEE

The Annual Contract Fee is the amount shown in the Contract Specifications. On each Contract Anniversary during the Accumulation Phase, the Company will deduct the Annual Contract Fee on a pro rata basis from the Contract Value allocated to each Investment Option to reimburse the Company for administrative expenses related to the Contract.

If this contract is surrendered on a date other than a Contract Anniversary, the Company will deduct a proportionate amount of the Annual Contract Fee to reflect the time elapsed between the last Contract Anniversary and the date that the contract is surrendered. The Company will waive the Annual Contract Fee when the Contract Value on the Contract Anniversary, or upon surrender, is greater than or equal to the Minimum Contract Value for Waiver of Account Fee amount shown in the Contract Specifications.

8. WITHDRAWALS, SURRENDERS AND WITHDRAWAL CHARGES

Withdrawals and Surrenders

During the Accumulation Phase, the Owner may elect to fully surrender or withdraw a portion of the Contract Value. Any such election will be effected at the end of the Valuation Period during which the Company receives the request. Any full surrender or partial withdrawal payment will be paid within seven days from the date the transaction is effected, except as the Company may be permitted to defer such payment subject to the Deferral of Payment provision of this contract.

A full surrender will result in a payment of the Surrender Value which is equal to the Contract Value at the end of the Valuation Period during which the withdrawal is effected, less the Annual Contract Fee, and less any applicable Withdrawal Charges. A full surrender will terminate the contract. A partial withdrawal (i.e., a withdrawal of an amount less than that paid under a full surrender) will result in a reduction of the Contract Value at the end of the Valuation Period during which the Company receives the request. The Contract Value will be reduced by the amount of the partial withdrawal. Unless the Owner specifies otherwise, the amount paid will be the amount requested reduced by any applicable Withdrawal Charges.

In the case of a partial withdrawal, the Owner may instruct the Company as to the amounts to be withdrawn from each Subaccount and/or Guarantee Amount. If not so instructed, the Company will process the partial withdrawal pro rata from each Investment Option in which the Contract Value is invested at the end of the Valuation Period during which the Company receives the request. If a partial withdrawal is requested that would leave the Contract Value lower than the Minimum Contract Value shown in the Contract Specifications, then the Company will treat such partial withdrawal as a full surrender and terminate the contract.

Withdrawal Charges

If a partial withdrawal or full surrender is made, the Company may assess Withdrawal Charges. A Withdrawal Charge is calculated separately for each Purchase Payment, on a “first-in-first-out” (FIFO) basis. The Withdrawal Charge applied to each Purchase Payment will be the applicable percentage of the amount of the Purchase Payment subject to the Withdrawal Charge shown in the Contract Specifications. The Withdrawal Charge percentage varies according to the number of complete years between the date a Purchase Payment was credited to the Contract Value and the date on which the partial withdrawal or full surrender is effected.

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The total amount of the Withdrawal Charges for a withdrawal or surrender is determined as follows:

Amount subject to Withdrawal Charges: The amount subject to Withdrawal Charges is the amount of the partial withdrawal or full surrender, less the Free Withdrawal Amount, up to a maximum of the sum of all Purchase Payments subject to Withdrawal Charges that have not been previously withdrawn.

Free Withdrawal Amount: Each Contract Year, you may withdraw a portion of your Contract Value without incurring Withdrawal Charges.

The Free Withdrawal Amount is the greater of:

a)	The Free Withdrawal Percentage, shown in the Contract Specifications, multiplied by the Contract Value (computed as of the last Contract Anniversary prior to withdrawal), in any Contract Year after the first Contract Anniversary, or

b)	The RMD Amount, if any, for the current calendar year, as calculated by us under the Code and regulations. Your contract may be subject to an RMD Amount if it was issued in connection with certain Individual Retirement Accounts or Annuities (“IRAs”), or other tax qualified plans. Only one tax year’s RMD Amount can be taken without the application of Withdrawal Charges during any Contract Year.

If your contract is a Non-Qualified Contract or a Qualified Contract from which no RMD Amount is currently due, there is no Free Withdrawal Amount in the first Contract Year.

The Free Withdrawal Amount will be reduced by any prior withdrawals taken during the same Contract Year. Any portion of the Free Withdrawal Amount that is not used during a Contract Year will not be available for use in future Contract Years.

Amount of Withdrawal Charges: The amount of the Withdrawal Charges is the sum of the separate Withdrawal Charge calculations for each Purchase Payment included in the withdrawal. The Withdrawal Charge for each Purchase Payment is determined by multiplying the amount of the Purchase Payment subject to a Withdrawal Charge by the applicable Withdrawal Charge percentage(s) shown in the Contract Specifications.

For purposes of determining the Withdrawal Charges applicable to a withdrawal, the withdrawal will be attributed in the following order:

1.	Any amount remaining of the Free Withdrawal Amount,

2.	Purchase payments, on a FIFO basis, not yet withdrawn and no longer subject to Withdrawal Charges, and

3.	Purchase payments, on a FIFO basis, not yet withdrawn and still subject to Withdrawal Charges.

The Company imposes no Withdrawal Charges upon amounts applied to any Annuity Option made available under this contract.

9. DEATH BENEFIT

Death Benefit Provided by this Contract

If an Owner dies during the Accumulation Phase, the Company will pay a death benefit in accordance with this death benefit provision. If the death of the Owner occurs on or after the Annuity Income Date, no death benefit will be payable under this contract except as may be provided under the Annuity Option elected. If the Owner is not a natural person, the Annuitant is considered the Owner for the purpose of this death benefit provision.

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The Death Benefit is payable to the Beneficiary. To be a Beneficiary, a natural person Beneficiary must be alive on the date of death of the Owner (or the Annuitant, if the Owner is not a natural person). If multiple Beneficiaries are named, the designated Beneficiary is determined according to the order below :

1.	the surviving Owner, if a natural person, then

2.	the primary Beneficiary(ies), then

3.	the contingent Beneficiary(ies), and then

4.	the Owner’s estate or the Owner, if the Owner is not a natural person.

Multiple Beneficiaries in the same class share equally, unless you direct otherwise. However, if a natural person Beneficiary is not alive and there are other Beneficiaries in the same class that are designated Beneficiaries, the Death Benefit will be shared among the other Beneficiaries of the same class unless you instruct you otherwise.

Each Beneficiary’s share of the death benefit will remain invested in the Investment Options until the Valuation Period on which we receive Due Proof of Death from that Beneficiary, except that any Contract Value allocated to the Fixed Account will be re-allocated to a money market Subaccount on the Death Benefit Date. Each Beneficiary’s share of the death benefit is subject to, and will change in value based upon, the investment experience of the Subaccounts to which the Beneficiary’s share is allocated.

Amount of Death Benefit

The death benefit is equal to the Contract Value on the Death Benefit Date.

Election of Settlement Method

During the Accumulation Phase, the Owner may elect to have the death benefit applied under one or more of the Annuity Options, or any other settlement option then available. If no such election is in effect on the date of death of the Owner, the death benefit will be distributed as follows based on the Beneficiary’s election:

If the designated Beneficiary is not the surviving spouse of the deceased Owner, the death benefit must be distributed to the designated Beneficiary either (1) as a lump sum within five years after the date of death of the Owner, or (2) over some period not greater than the life or expected life of the designated Beneficiary, with payments beginning within one year after the date of death of the Owner. This can be accomplished by electing a permissible Annuity Option or any other settlement option the Company may make available.

If the sole designated Beneficiary is the surviving spouse of the deceased Owner, the spouse can elect to continue this contract in the spouse’s own name as Owner, in which case the death benefit and the mandatory distribution requirements will apply only on the surviving spouse’s death. As designated Beneficiary, the surviving spouse may alternatively elect not to continue the contract and to have the death benefit distributed either: (1) as a lump sum within five years after the death of the Owner; or (2) over some period not greater than his or her life or expected life, with payments beginning within one year after the date of death of the Owner. This can be accomplished by electing a permissible Annuity Option or any other settlement option the Company may make available.

The Company may permit other methods of settlement. In no event shall any method of settlement be exercised which would violate the mandatory distribution requirements of Section 72(s) of the Code or the time periods specified above.

A method of settlement may be elected by filing with the Company, at its Service Address, a written election in such form as the Company may require. Any written election of a method of settlement of the death benefit by the Beneficiary will become effective on the later of (a) the date that the Company receives the election; or (b) the date that the Company receives Due Proof of Death.

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Payment of Death Benefit

Subject to the Deferral of Payment provision of this contract, if the death benefit is to be paid to a Beneficiary in a lump sum, the Company will make such payment within seven days of the date the Company receives Due Proof of Death from that Beneficiary.

If payment is not made to the Beneficiary within seven days as described above, interest will be added as follows:

(a) beginning on the eighth day, interest shall accrue at the rate or rates applicable to the contract for funds left on deposit with the Company or, if the Company has not established a rate for funds left on deposit, at the Two-Year Treasury Constant Maturity Rate as published by the Federal Reserve. In determining the effective annual rate or rates, the Company shall use the rate in effect on the date that the Company receives Due Proof of Death; and

(b) additional interest at a rate of 10% annually shall begin accruing 31 days from the latest of (i), and (ii), where: (i) is the date that Due Proof of Death from the applicable Beneficiary was received by the Company, and (ii) is the date that legal impediments to payment of proceeds that depend on the action of parties other than the Company are resolved and sufficient evidence of the same is received by the Company. Legal impediments to payment include, but are not limited to (a) the establishment of guardianships and conservatorships; (b) the appointment and qualification of trustees, executors and administrators; and (c) the submission of information required to satisfy state and federal reporting requirements.

If settlement under an Annuity Option is elected, the Annuity Income Date will be the first Valuation Period following the Death Benefit Date. The Company will maintain the Contract Value in the Accumulation Phase until the Annuity Income Date. However, if the amount to be applied under the Annuity Option is less than the Minimum Annuity Purchase Amount shown in the Contract Specifications, or if the modal annuity payment payable in accordance with such option is less than the Minimum Modal Annuity Payment shown in the Contract Specifications, the Company will pay the death benefit to the Beneficiary in a single lump sum.

10. SETTLEMENT

General

During the Accumulation Phase, you may at any time elect an Annuity Income Date to begin receiving payments under any available Annuity Option. On the Annuity Income Date, the Company will apply the Contract Value, less any applicable premium tax or similar tax, to an Annuity Option provided in this contract. The amount applied will be determined in accordance with the Determination of Amount provision below. However, if the amount to be applied under any Annuity Option is less than the Minimum Annuity Purchase Amount shown in the Contract Specifications, or if the modal annuity payment payable in accordance with such option is less than the Minimum Modal Annuity Payment shown in the Contract Specifications, the Company will pay the Contract Value in a single payment to the Annuitant.

The annuity benefits at the time of their commencement will not be less than those that would be provided by applying the Surrender Value to purchase a single premium immediate annuity contract at purchase rates offered by the Company at that time to the same class of annuitants if the Company offers a single consideration annuity contract at that time to the same class of annuitants.

Election and Effective Date of Election

Unless you elect otherwise, on the Annuity Income Date, the Contract Value, less any applicable premium tax or similar tax, will be applied to a Life Annuity with 10-Year Period Certain. Alternatively, the Owner may elect to have the Contract Value, less any applicable premium tax or similar tax, applied to any other Annuity Option set forth in this contract or under any other settlement option that we make available. Such an election must be received at least

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30 days prior to the Annuity Income Date. The Owner may make this election by filing with the Company, at its Service Address, a written election in such form as the Company may require. After the Annuity Income Date, no change of Annuity Option is permitted and no payments may be requested under the Withdrawals and Surrenders provision of this contract.

Determination of Amount

When the Contract Value or the death benefit is applied to an Annuity Option, the amount applied to provide annuity payments shall be equal to the Contract Value or death benefit value for the Valuation Period which ends immediately preceding the Annuity Income Date, minus any applicable premium tax or similar tax.

Annuity Income Date

The Annuity Income Date is shown in the Contract Specifications. The Owner may change this date from time to time provided the new Annuity Income Date is a date that is:

1.	not earlier than the first Contract Anniversary,

2.	at least 30 days after the Company receives the change request, and

3.	not later than the Maximum Annuity Income Date.

Interest Rates and Mortality Table

The mortality table used in determining the guaranteed minimum annuity payment rates for the Annuity Options is the Annuity 2000 Mortality Table projected for mortality improvements using Projection Scale G. The interest rate used is 1%.

An Adjusted Age is used to determine the applicable guaranteed minimum annuity payment rate. The Adjusted Age equals the actual age(s) of the Annuitant(s), in completed years and months, as of the Annuity Income Date, less an age setback. The age setback is one year for Annuity Income Dates occurring during the years 2020-2029, the age setback is two years for Annuity Income Dates occurring during the years 2030-2039, and so on.

Guaranteed minimum annuity payments are applied to Adjusted Ages for the Annuity Options. Rates for Adjusted Ages expressed in completed years and months will be based on straight line interpolation between the appropriate annuity payment rates.

Description of Annuity Options

The following fixed Annuity Options are available:

1. Single-Life Annuity

We make payments during the lifetime of the Annuitant. Annuity payments stop when the Annuitant dies.

2. Life Annuity with a Period Certain:

We make payments during the longer of:

(a)	the Annuitant’s lifetime, or

(b)	the period selected (at least 5 years but not more than 30 years).

If the Annuitant dies before the end of the period, payments will continue to the Beneficiary until the end of the period unless the Beneficiary elects to receive the discounted value of the remaining payments in one sum.

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3. Period Certain

We make payments over the period selected (at least 10 years but not more than 30 years). The payment period may not exceed the Annuitant’s life expectancy. If the Annuitant dies before the end of the period, payments will continue to the Beneficiary until the end of the period unless the Beneficiary elects to receive the discounted value of the remaining payments in one sum.

4. Joint and Survivor Annuity

We make payments while the Annuitant and the joint Annuitant are alive. After the death of one of the Annuitants, we will continue to make payments for the lifetime of the surviving Annuitant. Annuity payments stop when the surviving Annuitant dies.

5. Joint and Survivor Annuity with a Period Certain

We make payments for the longer of:

(a)	the Annuitant’s lifetime and joint Annuitant’s lifetime, or

(b)	the period selected (at least 5 years but not more than 30 years).

If both Annuitants die before the end of the period, payments will continue to the Beneficiary until the end of the period unless the Beneficiary elects to receive the discounted value of the remaining payments in one sum.

Monthly, quarterly, semi-annual, or annual modal payments may be elected subject to the Minimum Modal Annuity Payment shown in the Contract Specifications. The amount of such payments will be calculated and provided upon request.

Amounts Payable on Death of Annuitant

If the Annuitant dies on or after the Annuity Income Date, any remaining payments must be distributed at least as rapidly as under the method of distribution then in effect. The Company will pay such remaining payments under the Annuity Option to the Annuitant’s designated Beneficiary as they become due. If there is no designated Beneficiary then living who is entitled to these remaining payments, the Company will pay, in one sum to the deceased Annuitant’s estate, the discounted value of the remaining Annuity Option payments, if any, for the period certain. Any Beneficiary who becomes entitled to any remaining payments may elect to receive the discounted value of the remaining payments for the period certain in one sum. In the event of the death of a Beneficiary who has become entitled to receive remaining payments, the Company will pay, in one sum to the deceased Beneficiary’s estate, the discounted value of the remaining payments, if any, for the period certain. All payments that the Company makes in one lump sum, as provided in this paragraph, are made in lieu of paying any remaining payments under the Annuity Option.

The discount rate for annuity payments will be based on the interest rate we used to determine the amount of each payment.

11. OWNERSHIP PROVISIONS

Owner

During the Accumulation Phase, the Owner has the sole and absolute power to exercise all rights and privileges under this contract, unless this contract specifies otherwise. On or after the Annuity Income Date, the Annuitant holds any rights and privileges of ownership that continue.

The Owner named on the Issue Date is shown in the Contract Specifications.

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How to Change the Owner

The Owner of a Non-Qualified Contract may change the ownership. Any change of ownership request must be received by us in writing. Unless otherwise specified, any change of ownership will be effective as of the date on which the request for change is signed by the Owner subject to any action taken by the Company prior to its receipt of the request.

Death of Annuitant

If the Annuitant dies during the Accumulation Phase, and no death benefit is then payable under the Death Benefit provision of this contract, then the Owner becomes the Annuitant. If the Annuitant dies on or after the Annuity Income Date, any remaining payments must be distributed at least as rapidly as under the method of distribution then in effect, as explained above in the Amounts Payable on Death of Annuitant provision of this contract.

Voting of Fund Shares

The Company will vote shares of a Fund held by the Subaccounts at meetings of shareholders of the Funds or in connection with similar solicitations. To the extent required by law, the Owner may direct the Company with respect to the voting of Fund shares held by the Company.

Reports

During the Accumulation Phase, the Company will send a report to the Owner at least once each Contract Year that shows the following information as of a date not more than four months prior to the date the report is sent:

•	the beginning and end dates of the current report period,

•	the Contract Value, if any, at the beginning and at the end of the current report period,

•	amounts that have been credited or debited to the Contract Value during the current report period, identified by type,

•	the number and value of Variable Accumulation Units credited to the contract and the fixed accumulation value of the contract, and

•	the Surrender Value, if any, at the end of the current report period.

The Company will also send such statements reflecting transactions as may be required by applicable laws, rules and regulations.

The Owner may request additional reports by sending a written request to the Company, as its Service Address. A charge may be assessed for additional reports not to exceed $25. In addition, every person having the right to give voting instructions will receive such reports or prospectuses concerning the Variable Account and the Funds as may be required by the Investment Company Act of 1940 and the Securities Act of 1933.

Designation and Change of Beneficiary

The Beneficiary designation contained in any Application will remain in effect until changed.

Subject to the rights of an irrevocable Beneficiary, the Owner may change or revoke the Beneficiary designation. Any change or revocation of Beneficiary must be received by us in writing. Unless otherwise specified, any change or revocation of Beneficiary designation will be effective as of the date on which the request for change or revocation is signed by the Owner, subject to any action taken by the Company prior to its receipt of the change or revocation request.

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12. GENERAL PROVISIONS

The Contract

This contract is issued in consideration of the Company’s receipt of the application and the initial Purchase Payment.

No change or waiver of any of the provisions of this contract will be valid unless made in writing by us and signed by Our Chief Executive Officer, President, Vice President or Secretary. No other person has the authority to change or waive any provision of this contract.

Contract Continuation

This contract will continue in full force during the lifetime of the Owner until the Annuity Income Date or until the contract is terminated.

Misstatement of Age or Sex

If the age or sex of any Annuitant, Beneficiary or Owner has been misstated, the amount payable by us will be that which would be due if the true age or sex had been stated. If we make or have made any overpayments or underpayments due to the misstatement, the excess amount and interest at a rate not to exceed 6.00% per annum will be charged against, or added to payments coming due after the adjustment.

Assignment

Any assignment of rights under this contract must be received by us in writing. Unless otherwise specified, assignments will be effective as of the date on which the request is signed by the Owner, subject to any action taken by the Company prior to its receipt of the assignment request. In no event will the Company be responsible for the validity of the assignment. We have no liability under any assignment for our actions or omissions made in good faith.

A Qualified Contract may not be sold, assigned, transferred, discounted, or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose unless allowed under applicable law.

Deferral of Payments

The Company reserves the right to defer payment of any amount due from the Variable Account for a full surrender, a partial withdrawal, or a death benefit if:

•	the New York Stock Exchange is closed (except weekends and holidays),

•	trading on the New York Stock Exchange is restricted,

•	the SEC determines that an emergency exists and that it is not reasonably practicable to: (i) dispose of securities held in the Variable Account; or (ii) determine the value of the net assets of the Variable Account, or

•	the SEC permits a delay for the protection of Owners.

The Company reserves the right to defer payment of any amount due from the Fixed Account for a full surrender or partial withdrawal for a period of six months after receiving the request, provided that we have obtained written approval to defer payments from the chief insurance regulator of our state of domicile.

Taxes

The Company will deduct from any payment under this contract any withholding taxes required by applicable law.

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Determination of Values

The method by which the Company determines the Net Investment Factor and the number and value of Accumulation Units shall be conclusive upon the Owner, the Annuitant and any Beneficiary.

Conformity with Interstate Insurance Product Regulation Commission (IIPRC) Standards

This contract is approved under the authority of the Interstate Insurance Product Regulation Commission and issued under the Commission standards. Any provision of this contract that, on the provision’s effective date, is in conflict with IIPRC standards for this product type is hereby amended to conform to the IIPRC standards for this product type as of the provision’s effective date.

Minimum Benefits

The guaranteed benefits made under this contract are not less than the minimum benefits required by Section 7B of the NAIC Model Variable Annuity Regulation (Model 250).

Incontestability

This contract is incontestable.

Modification

Upon notice to the Owner, the Company may modify this contract, but only if such modification: (a) is necessary to make this contract or the Variable Account comply with any law or regulation issued by a governmental agency to which the Company or the Variable Account is subject; (b) is necessary to assure continued qualification of this contract under the Code or other federal or state laws relating to retirement annuities or annuity contracts; (c) is necessary to reflect a change in the operation of the Variable Account or the Subaccounts; (d) provides additional Variable Account options; or (e) may otherwise be in the best interests of Owners. In the event of any such modification, the Company may make appropriate endorsement to this contract to reflect such modification. The Company cannot make any modification that reduces or eliminates the benefits or coverage, or impairs or invalidates any right granted to the Owner under this contract except for amendments to conform to changes in any applicable provisions or requirements of the Code.

Nonparticipating

This contract is nonparticipating and will not share in any profits or surplus earnings of the Company and, therefore, no dividends are payable under this contract.

Proof of Age and Survival

The Company shall have the right to require reasonable evidence of the age and survival of any Annuitant.

Governing Law

The laws of the jurisdiction of the Issue State shown in the Contract Specifications.

Splitting Units

The Company reserves the right to split or combine the value of Variable Accumulation Units. In effecting any such change of unit values, strict equity will be preserved and no change will have a material effect on the benefits or other provisions of this contract.

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Rights Reserved by the Company

The Company reserves the right, to the extent permitted by law, to: (1) deregister the Variable Account under the Investment Company Act of 1940; (2) combine the Variable Account with one or more other separate accounts; (3) operate the Variable Account as a management investment company or in any other form permitted by law; (4) substitute shares of a Fund (or portfolios or classes thereof) for shares of another investment company (or portfolios or classes thereof) if shares of such Fund (or portfolios or classes thereof) are not available, or if, in the Company’s judgment, further investment in such Fund’s shares (or portfolios or classes thereof) is no longer appropriate in view of the purposes of the Variable Account; (5) add or delete Funds (or portfolios or classes thereof) and corresponding Subaccounts; (6) restrict or eliminate any rights of Owners or other persons who have the right to give voting instructions as to the Variable Account; (7) cease accepting Purchase Payments under the contract; (8) close or liquidate a subaccount if, in the Company’s sole discretion, marketing, tax, investment, or other conditions warrant such change; and (9) transfer assets in the Variable Account to another separate account.

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DELAWARE LIFE INSURANCE COMPANY

[Service Address

P.O. Box 758581

Topeka, KS 66675-8581

1-877-253-2323

www.delawarelife.com]

Flexible Payment Individual Deferred Variable Annuity Contract

Nonparticipating

ALL PAYMENTS AND VALUES BASED ON THE VARIABLE ACCOUNT ARE VARIABLE, ARE NOT GUARANTEED AS TO DOLLAR AMOUNT AND WILL INCREASE OR DECREASE WITH THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT.

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